EXHIBIT 10.31

Amendment to Restricted Stock Award Agreements

WHEREAS, Allscripts Healthcare Solutions, Inc. (the “Company”) has entered into restricted stock award agreements under the Amended and Restated 1993 Stock Incentive Plan (the “Incentive Plan”) which evidence restricted stock awards (the “Restricted Stock Awards”) granted on or after June 15, 2005, 2005 (the “Restricted Stock Award Agreements”);

WHEREAS, the Restricted Stock Award Agreements indicate that the Company is entitled to withhold from any amounts due and payable by the Company to a recipient the amount of any withholding or other tax due from the Company with respect to any Common Stock which becomes vested and unrestricted under the Restricted Stock Award Agreements;

WHEREAS, the Compensation Committee of the Board of Directors (the “Committee”) desires that the language of the Restricted Stock Award Agreements be clarified to more expressly state the methods by which participants can elect to satisfy tax obligations pursuant to the Restricted Stock Award Agreement;

WHEREAS, the Company desires to amend the Restricted Stock Award Agreements to effect such clarification; and

WHEREAS, such clarification is consistent with Section 15 of the Incentive Plan.

NOW, THEREFORE, the Restricted Stock Award Agreements hereby are amended as follows:

The following additional language shall be added to the end of Section 8 of each Restricted Stock Award Agreement (Officers and Employees) and to the end of Section 7 of each Restricted Stock Award Agreement (Directors):

The holder may elect to satisfy his or her obligation to advance the amount of any required income or other withholding taxes (the “Required Tax Payments”) by any of the following means: (1) a cash payment to the Company, (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock (for which the holder has good title, free and clear of all liens and encumbrances) having a Fair Market Value (as defined in the Amended and Restated 1993 Stock Incentive Plan), determined as of the date the obligation to withhold or pay taxes first arises in connection with the Restricted Stock Award (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing the Company to withhold from the shares of Common Stock otherwise to be delivered to the holder pursuant to the Restricted Stock Award, a number of whole shares of Common Stock having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment by a broker-dealer acceptable to the Company through whom the holder has sold the shares with respect to which the Required Tax Payments have arisen or (5) any combination of (1), (2) and (3). The Compensation Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (2)-(5) for any holder who is not a director or an “officer” (as defined in Rule 16a-1(f) under the Securities Exchange Act of

1934). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.

In all other respects, the Restricted Stock Award Agreements shall remain in full force and effect in accordance with their terms.

Adopted by the Committee on December 6, 2006.

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